Exhibit 10.2

AMENDMENT NO. 1

TO

CONSULTING AGREEMENT

This AMENDMENT NO. 1 TO CONSULTING AGREEMENT (“Amendment”) is made on this 25th day of October, 2016, by and between JOSEPH DWYER (d/b/a DWYER HOLDINGS LLC) (the “Consultant”) and MISONIX, INC. (the “Company”).

WHEREAS, the Company and the Consultant entered into a Consulting Agreement dated as of September 13, 2016 (the “Consulting Agreement”) pursuant to which the Consultant provides certain services to the Company;

WHEREAS, the Company and the Consultant wish to amend the Consulting Agreement to reflect certain additional provisions with respect to the obligations of the Company following the Term and any Renewal Term (as such terms are defined in the Consulting Agreement).

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    Unless otherwise provided, capitalized terms in this Amendment shall have the same meanings ascribed to them in the Consulting Agreement.

2.    The last sentence of Section 6 of the Consulting Agreement is hereby deleted in its entirety and replaced with the following:

“During the Term and any Renewal Term and for a period of at least five years after the expiration or termination of this Agreement, the Company shall provide the Consultant with coverage under its directors’ and officers’ liability policy that is no less favorable in any respect than the coverage then provided to any other present or former executive, officer or director of the Company. Should the Consultant be required or requested by the Company to provide documentary evidence or testimony in connection with any claim or legal matter arising from or connected with the services provided under this Agreement, the Company agrees to pay all reasonable expenses (including reasonable fees incurred for legal counsel) in complying therewith and, following the Term and any Renewal Term, $400 per hour for sworn testimony or preparation therefor payable in advance.”

3.    Except as expressly amended hereby, the terms and conditions of the Consulting Agreement shall remain in full force and effect.

4.    This Amendment may be executed in multiple counterparts, each of which shall be deemed an original but all of which, when taken together shall constitute one and the same agreement. Facsimile execution and delivery of this Amendment is legal, valid and binding execution and delivery for all purposes. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

MISONIX, INC.

By:	/s/ Stavros G. Vizirgianakis
Name: Stavros G. Vizirgianakis
Title: Interim Chief Executive Officer

/s/ Joseph Dwyer
Joseph Dwyer